Registration No. 333-_________
As filed with the Securities and Exchange Commission on December 8, 2000.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

U.S. WIRELESS DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

84-1178691
(I.R.S. Employer Identification No.)

750 Lexington Avenue, 20th Floor,
New York, New York 10022-1200
(Address, including zip code of Principal Executive Offices)

2000 STOCK OPTION PLAN
(Full Title of the Plan)

Mr. Dean M. Leavitt, Chief Executive Officer
U.S. Wireless Data, Inc.
750 Lexington Avenue, 20th Floor
New York, New York 10022-1200
(212) 750-7766
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jeffrey M. Brenman, Esq.
Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Telephone: (303) 623-2700

CALCULATION OF REGISTRATION FEE

==================================================================================================
Title of each class of      Amount to be     Proposed maximum   Proposed maximum      Amount of
   securities to be          registered     offering price per aggregate offering   registration
      registered                                  Share (1)          price (1)             fee
----------------------- -------------------- ------------------ -------------------- -------------
 Common Stock, no par      971,000 shares       $7.3257 (2)        $7,113,249          $1,878
   value per share
----------------------- -------------------- ------------------ -------------------- -------------

 Common Stock, no par     2,779,000 shares      $1.5312 (3)        $4,255,205          $1,124
   value per share
----------------------- -------------------- ------------------ -------------------- -------------
        TOTAL             3,750,000 shares                         $11,368,454         $3,002
==================================================================================================
(1)	Estimated solely for the purpose of calculating the Registration Fee.
(2)	Calculated pursuant to Rule 457(h) based upon the weighted average exercise price of options presently outstanding under the plan.
(3)	Calculated pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock reported in the over-the-counter market as of December 6, 2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents which have been filed with the Securities and Exchange Commission (the “Commission”), by U.S. Wireless Data, Inc. (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

        (a)    the Company's latest Annual Report on Form 10-KSB, filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

        (b)    all other reports filed by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

        (c)    the description of the Company’s Common Stock contained in the Company’s Registration Statement filed with the Commission under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed Incorporated Document or in any prospectus or prospectus supplement modifies or supersedes such statement.

Item 4.   Description of Securities.

                Not applicable.

Item 5.   Interests of Named Experts and Counsel.

                Not applicable.

Item 6.   Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the “DGCL”) permits, and in some cases requires, indemnification of directors, officers, employees, fiduciaries and agents of corporations under certain conditions and subject to certain limitations, including for liabilities to which such persons might become subject under the Securities Act of 1933, as amended (the “Securities Act”).

        The Company’s Certificate of Incorporation and Bylaws contain indemnification provisions that are substantially similar to Section 145 of the DGCL. The Certificate and Bylaws do not contain any provisions that would limit the availability of indemnification to the fullest extent available under the above-referenced statute.

        The Company’s Certificate and Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan (a “Proper Person”). The Company is required to indemnify Proper

Person(s) against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him or her in connection with such action, suit or proceeding if the Proper Person (i) is successful on the merits of any such action, suit or proceeding, or (ii) it is determined by (a) a majority of a quorum of the Board of Directors consisting of Directors who are not parties to the proceeding, or (b) if a quorum of such Directors is not available, a committee of the Board consisting of Directors who are not parties to the proceeding, even though less than a quorum, or (c) if a proper committee cannot be seated or a majority of the Board or the committee desire, an independent counsel selected by a majority of the full Board, or (d) a vote of stockholders, that the Proper Person conducted himself or herself in good faith and that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company’s best interests and, in the case of any criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. A Proper Person may apply to the court conducting the proceeding or to another court of competent jurisdiction for an order requiring the Company to indemnify such person if the court determines that the person is entitled to indemnification under Delaware law and has met the criteria set forth in the Company’s Certificate of Incorporation or Bylaws.

        No indemnification is available to a person with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company or in connection with any proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, if in fact he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company is limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

        The indemnification rights available under Section 145 of the DGCL are not exclusive and do not preclude broader indemnification if authorized by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company believes that the indemnification provisions contained in its Certificate of Incorporation and Bylaws are substantial similar to the rights provided under Section 145 of the DGCL.

        The Company has entered into an agreement providing for indemnification of Mr. Dean M. Leavitt, its Chief Executive Officer, pursuant to which Mr. Leavitt is entitled to the broadest possible indemnification rights that are available to an officer of a corporation under applicable law.

Item 7.   Exemption from Registration Claimed.
                Not applicable.

Item 8.   Exhibits.

3.1	Certificate of Incorporation - Incorporated by reference from Exhibit 3.1 filed with the Company's Quarterly Report on Form 10-QSB for the Fiscal Quarter Ended September 30, 2000 (filed on EDGAR on November 14, 2000 - SEC Accession Number 0001021890-00-500031)

3.2	Bylaws of the Company - Incorporated by reference from Annex D to the Company's Definitive Proxy Statement for Annual Meeting of Shareholders Held September 7, 2000 (filed on EDGAR on August 8, 2000 - Form Type DEFR14A - SEC Accession Number 0000950116-00-001815)

3.3	Specimen Common Stock Certificate*

5.1	Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C. regarding the legality of the Common Stock being registered.*

10.1	2000 Stock Option Plan - Incorporated by reference from Annex E to the Registrant's Definitive Proxy Statement for its Annual Meeting of Shareholders held on September 7, 2000 (Filed on EDGAR - Form Type DEFR14A - August 9, 2000 - Accession Number 0000950116-00-001815).*

23.1	Consent of M.R. Weiser & Co. LLP.*

23.2	Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (included in the opinion filed as Exhibit 5.1)*

             * Filed herewith.

Item 9.   Undertakings.

The undersigned registrant hereby undertakes:

                 a.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information.

                 b.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 c.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 d.    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 e.    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                 f.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 7, 2000.

                                                                                             U.S. WIRELESS DATA, INC.

                                                                                             By: /s/ Dean M. Leavitt
                                                                                                    Dean M. Leavitt, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                                            TITLE                                                                                                         DATE

/s/ Dean M. Leavitt                                                                  Chief Executive Officer and Chairman of the
Dean M. Leavitt                                                                       Board of the Company (Principal Executive Officer)                           December 7, 2000

/s/ Peter J. Adamski                                                                 Chief Financial Officer (Principal Financial Officer)                            December 7, 2000
Peter J. Adamski

/s/ Kelly McLaughlin                                                              Controller (Principal Accounting Officer)                                             December 7, 2000
Kelly McLaughlin

/s/ Edwin M. Cooperman
Edwin M. Cooperman                                                              Director                                                                                                       December 7, 2000

Michael L. Falk                                                                         Director                                                                                                       December 7, 2000

/s/ Barry A. Kaplan
Barry A. Kaplan                                                                        Director                                                                                                       December 7, 2000

/s/ Amy L. Newmark
Amy L. Newmark                                                                       Director                                                                                                        December 7, 2000

/s/ Alvin C. Rice
Alvin C. Rice                                                                              Director                                                                                                        December 7, 2000

/s/ Chester N. Winter
Chester N. Winter                                                                     Director                                                                                                        December 7, 2000